Exhibit 99.2

KOKO’OHA INVESTMENTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

AS OF MARCH 31, 2014 AND THE RELATED UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS AND CASH FLOWS FOR THE SIX MONTHS ENDED MARCH 31, 2014 AND 2013

KOKO‘OHA INVESTMENTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands, except share data)

	March 31, 2014	September 30, 2013
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,058	$5,754
Trade accounts receivable — net	12,092	13,897
Inventories:
Fuel	6,450	8,170
Retail	923	656
Prepaid expenses and other assets	1,290	2,359
Deferred income taxes	336	107

Total current assets	26,149	30,943

PROPERTY AND EQUIPMENT — Net	70,303	69,438

OTHER ASSETS:
Intangible assets — net	13,195	14,079
Employee notes receivable	599	3,675
Other assets	742	867

Total other assets	14,536	18,621

TOTAL	$110,988	$119,002

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,568	$8,441
Accrued payroll and employee benefits	575	555
Other accrued expenses	6,565	6,295
Current portion of notes payable	3,106	4,859

Total current liabilities	14,814	20,150

NOTES PAYABLE — Less current portion	39,659	41,229

DEFERRED INCOME TAXES	9,418	9,917

OTHER ACCRUED LIABILITIES	1,939	2,296

ASSET RETIREMENT OBLIGATIONS	3,143	3,012

Total liabilities	68,973	76,604

COMMITMENTS AND CONTINGENCIES (Note 6)

STOCKHOLDERS’ EQUITY:
Common stock, $1 par value — 25,000,000 shares authorized; 163,155 shares and 15,000,000 shares issued and outstanding at March 31, 2014 and September 30, 2013, respectively	65,889	65,889
Accumulated deficit	(23,874)	(23,491)

Total stockholders’ equity	42,015	42,398

TOTAL	$110,988	$119,002

KOKO‘OHA INVESTMENTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands)

	Six months ended March 31,
	2014	2013
Operating Revenues	$139,893	$139,268

Operating Costs and Expenses:
Cost of revenues	126,856	126,375
Selling, general, and administrative	10,013	10,467
Depreciation and amortization	2,607	2,663

Total Operating Costs and Expenses	139,476	139,505

OPERATING INCOME (LOSS)	417	(237)

OTHER INCOME (EXPENSE):
Interest expense	(1,060)	(1,570)
Other income	30	32

Total other expense — net	(1,030)	(1,538)

LOSS BEFORE INCOME TAXES	(613)	(1,775)
INCOME TAX BENEFIT	(230)	(676)

NET LOSS	$(383)	$(1,099)

KOKO‘OHA INVESTMENTS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Six months ended March 31,
	2014	2013
Cash Flows from Operating Activities:	$2,304	$3,366

Cash Flows from Investing Activities:
Purchases of property and equipment	(2,753)	(6,272)
Collections of notes receivable	3,076	128

Net cash provided by (used in) investing activities	323	(6,144)

Cash Flows from Financing Activities:
Payments on notes payable	(3,323)	(2,008)
Borrowings on notes payable	—	5,000

Net cash provided by (used in) financing activities	(3,323)	2,992

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(696)	214

CASH AND CASH EQUIVALENTS — Beginning of period	5,754	2,596

CASH AND CASH EQUIVALENTS — End of period	$5,058	$2,810

SUPPLEMENTAL CASH FLOW INFORMATION AND NONCASH ACTIVITIES:
Taxes paid	$305	$—

Interest paid	$1,046	$1,570

Capital expenditures in accounts payable	$85	$100

KOKO’OHA INVESTMENTS, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	ORGANIZATION

Koko’oha Investments, Inc. (the “KI” or “the Company”) is the parent company of Mid Pac Petroleum, LLC (“MPP”) which operates retail gasoline stations and supplies retail gasoline stations under the 76 brand, markets bulk petroleum products, and owns and operates product terminals in the State of Hawaii.

Prior to September 30, 2013, the Company was a wholly owned subsidiary of Grace Pacific Corporation (“GPC”). In June 2013, GPC entered into a merger agreement to be acquired by Alexander & Baldwin, Inc., (“A&B”) an SEC registrant based in Hawaii. On October 1, 2013, the acquisition transaction was consummated through the purchase by A&B of all the outstanding shares of GPC for cash and A&B stock. KI also effected a reverse stock split resulting in 15 million issued and outstanding shares being converted into 163,155 shares of common stock. On September 30, 2013, prior to the closing of the acquisition, GPC spun off KI by distributing all of its shares held in KI to GPC’s shareholders on a pro rata basis. In connection with the spin off, GPC forgave $17,639,000 of payables and notes due to GPC which was recorded by the Company as a contribution to equity on September 30, 2013.

2.	BASIS OF PRESENTATION

The condensed consolidated financial statements are unaudited. Because of the nature of the Company’s operations, the results for interim periods are not necessarily indicative of results to be expected for the year. While these condensed consolidated financial statements reflect all normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results of the interim period, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (GAAP) for complete financial statements. Therefore, the interim condensed consolidated financial statements should be read in conjunction with the consolidated balance sheet as of September 30, 2013 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended and the notes thereto.

3.	FINANCIAL INSTRUMENTS

The carrying amounts of cash, receivables, and payables are carried at cost, which management believes approximates fair value because of the short-term maturity of these instruments. The carrying values of substantially all the Company’s notes payables approximate their fair value.

4.	INCOME TAXES

The Company makes certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments are applied in the calculation of tax credits, tax benefits and deductions, and in the calculation of certain deferred tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes. Deferred tax assets and deferred tax liabilities are adjusted to the extent necessary to reflect tax rates expected to be in effect when the temporary differences reverse. Adjustments may be required to deferred tax assets and deferred tax liabilities due to changes in tax laws and audit adjustments by tax authorities. To the extent adjustments are required in any given period, the adjustments would be included within the tax provision in the condensed consolidated statements of income or balance sheets.

For interim financial reporting periods, the Company estimates its effective annual tax rate based on projected taxable income for the full year and records a quarterly tax provision at the estimated annual effective tax rate. In subsequent reporting periods, the Company refines its estimate of taxable income for the full year, and as new information becomes available. Changes to the Company’s estimated effective tax rate for the year are recorded as an adjustment to the income tax provision during the quarter in which the change in estimate occurs, such that the year-to-date provision reflects the expected annual effective tax rate.

5.	RELATED-PARTY TRANSACTIONS

Revenues for the six months ended March 31, 2013 included $1,241,000 received from GPC primarily for fuel sales.

In October 2011, GPC made an advance to the Company of $9,500,000, which bears interest at 8% per annum. As of September 30, 2012, advances outstanding from GPC totaled $16,000,000, and had no stated maturity date, and such amount was forgiven on September 30, 2013 (see Note 1). The total interest expense recognized on the outstanding advances from GPC approximated $480,000 for the six months ended March 31, 2013.

6.	CONTINGENCIES

There are various claims and legal actions pending against the Company. In the opinion of management, the resolution of these matters will not have a material adverse effect on the Company’s condensed consolidated financial statements.

7.	SUBSEQUENT EVENTS

In April 2014, the Company renewed its line of credit for one additional year through April 2015, and increased the maximum borrowing limit to $7,500,000.

In June 2014, Par Petroleum Corporation (“Par”), a Delaware corporation, and its wholly owned subsidiary, entered into an agreement and plan of merger (“Merger Agreement”) with Koko’oha Investments, Inc., and Bill D. Mills, in his capacity as the shareholders’ representative. Pursuant to the Merger Agreement, Par expects to acquire all of the equity interests of MPP in exchange for $107 million in cash consideration, subject to certain adjustments. The consummation of the merger is subject to various customary closing conditions and is expected to close in late 2014.

The Company evaluated events that have occurred after the balance sheet date through July 21, 2014, the date the condensed consolidated financial statements were available to be issued. Based upon the evaluation, the Company did not identify any other recognized or non-recognized subsequent events that would have required adjustment to or disclosure in the condensed consolidated financial statements.

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